UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-28153

(Check One): [_] Form 10-KSB   [_] Form 20-F   [_] Form 11-K   [X] Form 10-QSB
             [_] Form N-SAR    [_] Form N-CSR

             For Period Ended:    March 31, 2007

             [_] Transition Report on Form 10-K
             [_] Transition Report on Form 20-F
             [_] Transition Report on Form 11-K
             [_] Transition Report on Form 10-Q
             [_] Transition Report on Form N-SAR
             For the Transition Period Ended: ________________________

             Read attached instruction sheet before preparing form.
   Please print or type. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

SKYSTAR BIO-PHARMACEUTICAL COMPANY
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Full name of registrant:

N/A
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Former name if applicable:

Rm. 10601, Jiezuo Plaza, No. 4, Fenghui Road South
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Address of principal executive office (Street and number):

Gaoxin District, Xian Province, P.R. China
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City, state and zip code

PART II -- RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

           |  (a)   The reasons described in reasonable detail in Part III of
           |        this form could not be eliminated without unreasonable
           |        effort or expense;
           |
           |  (b)   The subject annual report, semi-annual report, transition
           |        report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or
           |        portion thereof, will be filed on or before the
   [X]     |        fifteenth calendar day following the prescribed due
           |        date; or the subject quarterly report or transition
           |        report on Form 10-QSB, or portion thereof will be filed
           |        on or before the fifth calendar day following the
           |        prescribed due date; and
           |
           |  (c)   The accountant's statement or other exhibit required by
           |        Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

         State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Company has experienced a delay in completing the information necessary for including in its March 31, 2007 Form 10-QSB Quarterly Report (the "Quarterly Report"). The Company expects to files the Quarterly Report within the allotted extension period.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Kevin K. Leung, Esq.       (310)            208-1182
         --------------------    -----------    ------------------
                (Name)           (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [ ] Yes [X] No

       Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       SKYSTAR BIO-PHARMACEUTICAL COMPANY
        -----------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: May 12, 2007                    By:  /s/ Weibing Lu
                                           ------------------------------
                                           Weibing Lu
                                           Chief Executive Officer